Exhibit 99.1

NGL Energy Partners LP Announces Pricing of Initial Public Offering

TULSA, OKLAHOMA — MAY 11, 2011 — NGL Energy Partners LP, a Delaware limited partnership, announced today the pricing of its initial public offering of 3,500,000 common units representing limited partner interests at $21.00 per unit.  The common units are expected to commence trading on the New York Stock Exchange on May 12, 2011 under the ticker symbol “NGL.”  The underwriters have been granted a 30-day option to purchase up to 525,000 additional common units.  The offering is expected to close on or about May 17, 2011, subject to customary closing conditions.

NGL was formed to own and operate a vertically-integrated energy business with three operating segments: midstream, wholesale supply and marketing, and retail propane.  The common units being offered to the public represent a 24.2% limited partner interest in NGL, or a 27.2% limited partner interest if the underwriters exercise their over-allotment option in full.

Wells Fargo Securities and RBC Capital Markets are acting as joint book-running managers for the initial public offering.  SunTrust Robinson Humphrey and BMO Capital Markets are acting as lead managers and Baird, Janney Montgomery Scott and BOSC, Inc. are acting as co-managers.

This offering of common units is being made only by means of a prospectus, copies of which may be obtained from:

•                  Wells Fargo Securities by telephone at (800) 326-5897, by email at cmclientsupport@wellsfargo.com, or by mail at Attn: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152.

•                  RBC Capital Markets by telephone at (877) 822-4089 or by mail at Attn: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes forward-looking statements as defined under federal securities laws.  These forward-looking statements involve risks and uncertainties and actual results could differ materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Mary Ann Vassar

Investor Relations

(918) 477-0522

Maryann.Vassar@nglep.com

Craig S. Jones

Chief Financial Officer

(918) 477-0532

Craig.Jones@nglep.com